Exhibit 10 (y)

EXECUTION VERSION

PURCHASE AGREEMENT

This PURCHASE AGREEMENT (this “Agreement”) is made as of this 12th day of October, 2011, by and among J. C. Penney Corporation, Inc., a Delaware corporation (“Purchaser”), and Liz Claiborne, Inc., a Delaware corporation (“Seller”).

W I T N E S S E T H

WHEREAS, Seller and Purchaser are parties to the Existing Liz License Agreement whereby Seller has granted Purchaser the right to use certain of the Liz Trademarks;

WHEREAS, the Existing Liz License Agreement grants Purchaser the option to purchase certain assets;

WHEREAS, Purchaser desires to purchase from Seller, in advance of Purchaser’s option under the Existing Liz License Agreement in the case of the Liz Assets (as defined herein), all of Seller’s right, title and interest in and to the Acquired Assets (as defined herein), and Seller desires to sell to Purchaser such Acquired Assets, upon the terms and conditions set forth herein; and

WHEREAS, Seller and Purchaser wish to terminate the Existing Liz License Agreement and enter into this Agreement to supersede all previous agreements, arrangements, communications, and understandings, both written and oral, regarding the subject matter hereof.

NOW, THEREFORE, for and in consideration of the representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE 1

DEFINITIONS

1.1           Definitions.

As used herein, the following terms shall have the following meanings:

“Acquired Assets” shall have the meaning ascribed thereto in Section 2.1 hereof.

“Acquired Designs” means the following owned, used or held for use by Seller or its Affiliates in the Territory: (a) all designs, patterns, trade dress and related materials for any goods bearing or sold or otherwise exploited under any of the Acquired Trademarks in the Territory, and any prints, package designs, labels, hang tags, advertising and promotional materials related to any such goods in the Territory; and (b) all Intellectual Property in the Territory in and to any of the foregoing in clause (a).

“Acquired Documentation” means (a) all Trademark Files and (b) all current brand guidelines to the extent relating to one or more Liz Trademarks or Monet Trademarks.

“Acquired Domain Names” means (a) the domain names set forth on Schedule 1.1(a) of the Disclosure Letter and (b) all goodwill associated with any of the foregoing and all registrations, applications for registration, renewals and extensions of any of the foregoing.

“Acquired Intellectual Property” means (a) all Acquired Trademarks, (b) all Acquired Designs, (c) all Acquired Domain Names, (d) all Acquired Social Media Accounts and (e) to the extent owned, used or held for use by Seller or its Affiliates in the Territory, all other Intellectual Property to the extent related to the business in the Territory related to and symbolized by the Acquired Trademarks.

“Acquired Social Media Accounts” means those accounts registered with social media websites that are used in connection with the promotion of the Liz Trademarks or the Monet Trademarks, as set forth on Schedule 1.1(b) of the Disclosure Letter.

“Acquired Trademarks” means the Liz Trademarks and the Monet Trademarks.

“Actions or Proceedings” means any action, suit, proceeding, arbitration or investigation.

“Affiliate” means any Person directly or indirectly controlling, controlled by or under common control with such other Person.

“Agreement” shall have the meaning ascribed thereto in the Preamble hereof.

“Allocation Schedule” shall have the meaning ascribed thereto in Section 3.2.

“Arden Agreement” means that certain License Agreement by and among Seller, certain of its Affiliates and Elizabeth Arden, Inc., dated May 28, 2008, as amended pursuant to an Amendment to License Agreement, dated August 10, 2011.

“Arden Purchased Marks” has the meaning ascribed to the term “Purchased Marks” in the Arden Agreement.

“Assigned Contracts” shall have the meaning ascribed thereto in Section 2.1(f) hereof.

“Assumed Liabilities” shall have the meaning ascribed thereto in Section 2.3 hereof.

“Claims” shall have the meaning ascribed thereto in Section 9.2 hereof.

“Closing” shall have the meaning ascribed thereto in Section 4.1 hereof.

“Closing Date” means the date on which the Closing occurs.

“Contracts” means all written or oral agreements, arrangements, licenses, sublicenses, understandings, permissions, instruments or other contractual or similar arrangements or commitments.

“Control” or “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”) shall mean, with respect to a Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of securities or as trustee or executor, by contract or credit arrangement or otherwise.

“Disclosure Letter” means, subject to Section 8.6, the letter, dated as of the date hereof, from Seller to Purchaser, containing all of the schedules to this Agreement, and which may include one or more schedules to any of the representations and warranties set forth in Article 7 notwithstanding the absence of a reference to a schedule therein.

“Employees” has the meaning ascribed thereto in Section 8.7(a).

“Excluded Assets” means all Property of Seller and its Affiliates other than the Acquired Assets.  Without limiting the generality of the foregoing, Excluded Assets include the following Properties of Seller and/or any of its Affiliates: (a) all cash, cash equivalents and accounts receivable; (b) all insurance policies, claims thereunder and proceeds payable therefrom; (c) all rights and interest under this Agreement; (d) the Third Party Licenses, all Contracts that do not relate to the Acquired Assets, and any and all rights, including indemnities, royalties, fees, payments or other income receivable thereunder; (e) any and all rights, including indemnities, royalties, fees, payments or other income receivable, under any Assigned Contract with respect to all periods prior to the Closing or under any other Contract subsequently assigned pursuant to Section 8.2 with respect to all periods prior to such assignment; (f) all inventory, raw materials, work-in-process and finished goods; (g) all books, records, ledgers, data, paper and computer files, other than the Acquired Documentation; (h) all right, title and interest in and to any Intellectual Property other than the Acquired Intellectual Property; and (i) the domain names set forth on Schedule 2.2 of the Disclosure Letter (the “Excluded Domain Names”).

“Excluded Liabilities” shall have the meaning ascribed thereto in Section 2.4 hereof.

“Existing Liz License Agreement” means that certain License Agreement, dated as of October 7, 2009, by and between Seller, on the one hand, and Purchaser, its parent, J. C. Penney Company, Inc. and their directly and indirectly wholly owned subsidiaries, on the other hand, as the same may be amended, modified, supplemented or assigned from time to time.

“Future Fashions Agreement” means that certain License Agreement, dated June 16, 2010, by and among Seller, L.C. Licensing, Inc. and 7533420 Canada, Inc. d/b/a Future Fashions (“Future Fashions”), as amended pursuant to the First Amendment to License Agreement, dated April 25, 2011.

“Governmental Authority” means any government or governmental or regulatory body thereof, or political subdivision thereof, whether federal, state, local or foreign, or any agency, instrumentality or authority thereof, or any court or arbitrator (public or private).

“HSR Act” has the meaning ascribed thereto in Section 4.2(c).

“Intellectual Property” means all intellectual property and industrial property rights and related priority rights (i) on a worldwide basis, other than with respect to Intellectual Property exclusively related to the Monet Trademarks and (ii) under the Laws of the United States (including any state thereof or the District of Columbia) or Puerto Rico, with respect to Intellectual Property related to the Monet Trademarks, in each case including all: (a) patents and patent applications, including design patents and design patent applications, and all renewals and extensions of any of the foregoing (“Patents”); (b) trademarks, service marks, trade dress, logos, domain names, trade names, corporate names and other source or business identifiers (whether registered or unregistered), together with the goodwill associated with any of the foregoing, and all registrations, applications for registration, renewals and extensions of any of the foregoing (“Marks”); (c) copyrights and works of authorship (whether registered or unregistered) and Moral Rights, and all registrations, applications for registration, renewals, extensions and reversions of any of the foregoing; (d) trade secrets and all intellectual property and industrial property rights in or to confidential and proprietary information, know-how, designs, inventions, compositions, processes, drawings, patterns and other materials, in each case excluding any rights in respect of any of the foregoing in this subclause (d) that comprise or are protected by issued Patents or published Patent applications; and (e) rights of publicity and persona rights.

“Laws” means all laws, statutes, rules, regulations, ordinances and other pronouncements having the effect of law of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision or of any Governmental Authority.

“LC Footwear Agreement” means that certain Second Amended and Restated License Agreement by and among L.C. Licensing, Inc., LC Footwear, L.L.C., LC Footwear Holding, L.L.C., LC Footwear Wholesale, L.L.C., and LC Footwear Consignment L.L.C. (collectively, “LC Footwear”), dated January 1, 1997, as amended pursuant to a First Amendment to the Second Amended and Restated License Agreement, dated December 18, 2003, an Amendment to the License Agreement, dated January 1, 2005, and a Third Amendment to License Agreement, dated September 1, 2009.

“LCNY Domain Names” means the following domain names included in the Acquired Domain Names: <lizclaibornenewyork.com>, <lizclaiborneny.com>, <lizclaibornenyc.com>, <lcnymarketing.com>, <lizclaibornenewyork.com> and  <lizclaibornenewyorkoutlet.com>.

“Liability” means any liability or obligation, whether accrued, known or unknown, choate or inchoate, secured or unsecured, absolute, contingent or otherwise and whether due or to become due, including any liability or obligation to pay any federal, state, county, local or foreign tax, assessment, fee, levy, impost, surcharge or similar charge imposed by a Governmental Authority.

“Licensed Patents” means United States Patent No. D403,952 and United States Patent No. D404,997, as owned by Seller.

“Lien” means any charge, claim, pledge, condition, encumbrance, equitable interest, option, security interest, mortgage, right of first refusal, or restriction of any kind, including any restriction on use, transfer, receipt of income or exercise of any other attribute of ownership.

“Liz Assets” means the Acquired Assets to the extent related to the Liz Trademarks.

“Liz Branded Shoes” shall have the meaning ascribed thereto in Section 8.2(c)(iii) of the Disclosure Letter.

“Liz Combination Marks” has the meaning ascribed thereto in the Arden Agreement.

“Liz Design Library” means (i) the compilation (and constituents thereof), in both physical and/or electronic form, of sketches, patterns, photos, samples, prototypes, and other similar items intended to inspire the creative or artistic design and/or “look and feel” of the tangible embodiments of the Acquired Designs associated with the Liz Trademarks, substantially as such library is currently held or maintained by Seller or its Affiliates as of the date of this Agreement, and (ii) to the extent within the possession or control of Seller or its Affiliates, samples or showpieces or legacy pieces, and molds or dies for or used with any goods bearing or sold or otherwise exploited under any of the Liz Trademarks.

“Liz Jewelry Wholesale Agreement” means that certain Wholesale Agreement, by and between Purchaser and Seller, in the form set forth on Exhibit A hereto, pursuant to which Seller shall be Purchaser’s exclusive supplier of jewelry under the Liz Trademarks for the period commencing on the Closing Date through July 31, 2020 as provided for in such agreement, unless earlier terminated in accordance with the terms thereof.

“Liz Redirection” shall have the meaning ascribed thereto in Section 8.2(a)(iii) hereof.

“Liz Territory” means worldwide.

“Liz Trademarks” means the following Marks owned, used or held for use by Seller or one or more of its Affiliates in the Liz Territory in any form or style: the Marks “Liz Claiborne”, “Claiborne”, “Liz”, “Liz & Co.”, “Concepts by Claiborne”, “LC”, the “LC” logo, “LCNY”, “LizSport”, “Elisabeth”, “LizGolf”, “Liz Claiborne New York” and “Lizwear”, including the Marks set forth on Schedule 1.1(c) of the Disclosure Letter.

“Liz Transitional Domain Names” means the following domain names included in the Acquired Domain Names: <liz.com>, <lizclaiborne.com>, <liz-claiborne.com>, <lizclaiborneinc.com> and <lizlink.com>.

“Monet Assets” means the Acquired Assets to the extent related to the Monet Trademarks.

“Monet Design Library” means (i) the compilation (and constituents thereof), in both physical and/or electronic form, of sketches, patterns, photos, samples, prototypes, samples or showpieces or legacy pieces, molds, dies, and other similar items intended to inspire the creative or artistic design and/or “look and feel” of the tangible embodiments of the Acquired Designs associated with the Monet Trademarks, substantially as such library is currently held or maintained by Seller or its Affiliates as of the date of this Agreement, and (ii) to the extent within the possession or control of Seller or its Affiliates, samples or showpieces or legacy pieces, and molds or dies for or used with any goods bearing or sold or otherwise exploited under any of the Monet Trademarks.

“Monet Domain Names” means the following domain names included in the Acquired Domain Names: <monet.com>, <themonetgroup.com> , <moneteurope.com>, <monet.biz>, <monet.us>, <monetbridal.com>, <moneteurope.com>, <monet-europe.com>, <monetjewelry.com>, <monetjewelry.net>, and <monetjewels.com>.

“Monet Jewelry Wholesale Agreement” means that certain Wholesale Agreement, by and between Purchaser and Seller, in the form set forth on Exhibit B hereto, pursuant to which Seller shall be Purchaser’s exclusive supplier of jewelry under the Monet Trademarks for the period commencing on July 1, 2012 until July 31, 2017 as provided for in such agreement, unless earlier terminated or renewed in accordance with the terms thereof.

“Monet MAE” shall have the meaning ascribed thereto in Section 2.7 hereof.

“Monet Redirection” shall have the meaning ascribed thereto in Section 8.2(a)(v) hereof.

“Monet Territory” means the United States (including any state thereof and the District of Columbia) and Puerto Rico.

“Monet Trademarks” means the Marks “MONET” and “M” logo owned, used or held for use by Seller or one or more of its Affiliates in the Monet Territory in any form or style, including the Marks set forth on Schedule 1.1(d) of the Disclosure Letter.

“Moral Rights” shall have the meaning ascribed thereto in Section 8.5 hereof.

“Name Change” shall have the meaning ascribed thereto in Section 8.2(a)(ii).

“Occupancy TSAs” means those certain Occupancy Agreements, by and between Purchaser and Seller, in the forms set forth on Exhibit D hereto, pursuant to which Seller shall afford Purchaser certain access and occupancy rights to certain facilities of Seller on the terms and subject to the conditions set forth therein.

“Order” means any writ, judgment, decree, injunction or similar order of any Governmental Authority (in each such case whether preliminary or final).

“Permitted Affiliates” shall have the meaning ascribed thereto in Section 8.2(a)(ii).

“Permitted Liens” means (i) Liens for taxes and other governmental charges and assessments that are not yet due and payable, (ii) the Third Party Licenses as set forth on

Schedule 1.1(f) of the Disclosure Letter, and (iii) other Liens that are not, individually or in the aggregate, material in amount, and do not impair the use of any of the respective Acquired Assets affected by such Lien, provided that Permitted Liens shall not include Liens on the Acquired Assets under any credit agreement, indenture or similar agreement in respect of indebtedness for borrowed money or under any security agreement, mortgage agreement or pledge entered into in connection therewith.

“Person” means any individual, corporation, partnership, joint venture, trust, association, limited liability company, unincorporated organization, other entity, or Governmental Authority.

“Property” or “Properties” means all property and assets of whatsoever nature, including real and personal property, whether tangible or intangible, and claims, rights and choses in action.

“Purchase Price” means an aggregate amount equal to two hundred sixty-seven million five hundred thousand dollars ($267,500,000), with two hundred thirty-seven million five hundred thousand dollars ($237,500,000) of such amount attributable to the Liz Trademarks and Acquired Assets associated therewith, and thirty million dollars ($30,000,000) attributable to the Monet Trademarks and Acquired Assets associated therewith.

“Purchaser” shall have the meaning ascribed thereto in the Preamble hereof.

“QVC Agreement” means that certain Agreement by and among Seller and QVC, Inc. (“QVC”), dated October 7, 2009.

“Registered Intellectual Property” means all issuances and registrations for any Acquired Intellectual Property and all applications for issuance or registration of any Acquired Intellectual Property in the Territory.

“Required Consents” shall mean each notice, consent and approval set forth in Schedule 1.1(e) of the Disclosure Letter.

“Reverse License” shall have the meaning ascribed thereto in Section 8.2 hereof.

“Seller” shall have the meaning ascribed thereto in the Preamble hereof.

“Specified Seller Liabilities” shall mean Liabilities suffered, incurred or arising out of (a) the Third Party Licenses, (b) the Contracts set forth in Schedule 7.8(c) of the Disclosure Letter, (c) the exercise by Seller of its rights under the Reverse License or (d) the matter set forth on

Schedule 4.2(d) of the Disclosure Letter, in each of the foregoing clauses (a)-(d), except to the extent such Liabilities arise from a breach by Purchaser of any representation, warranty or covenant contained in Section 8.2 of this Agreement.

“Territory” means, with respect to the (i) Liz Trademarks and Acquired Assets associated therewith, the Liz Territory and (ii) Monet Trademarks and Acquired Assets associated therewith, the Monet Territory.

“Third Party Licenses” means each of the licenses entered into by Seller and a third party as set forth on Schedule 1.1(f) of the Disclosure Letter, whereby Seller has granted such third party the right to use the Liz Trademarks in connection with certain product categories and for the respective periods set forth on such schedule.

“Trademark Files” means all documents, correspondence and files in the possession or control of Seller or its legal counsel regarding the clearance, prosecution, policing or maintenance of any Registered Intellectual Property (including all such documents and correspondence filed with or received from any Governmental Authority).

“Transaction Documents” means this Agreement, the Occupancy TSAs, the Liz Jewelry Wholesale Agreement and the Monet Jewelry Wholesale Agreement.

“USPTO” shall mean the United States Patent and Trademark Office, its affiliated offices and any successor offices.

ARTICLE 2

SALE AND PURCHASE OF ASSETS

2.1              Sale and Purchase of Assets.  At the Closing, upon the terms and subject to the conditions of this Agreement, Purchaser shall purchase from Seller, and Seller shall and shall cause its applicable Affiliates (if any) to sell, convey, assign and otherwise transfer to Purchaser (or an Affiliate of Purchaser designated prior to the Closing by Purchaser to Seller), all of Seller’s and such Affiliates’ right, title and interest (whether statutory, common law or otherwise) in and to the following, in each case free and clear of all Liens, other than Permitted Liens, and in existence as of the Closing, but excluding the Excluded Assets (collectively, the “Acquired Assets”):

(a)           all Acquired Intellectual Property;

(b)           the goodwill of Seller’s business connected with, and symbolized by, the Acquired Intellectual Property;

(c)           all Registered Intellectual Property, and all renewals, extensions and reversions thereof;

(d)           the following Marks owned, used or held for use by Seller in the Territory in any form or style: (i) any Mark that comprises, consists of or includes any Acquired Trademark; (ii) any combination of any of the Acquired Trademarks and/or any of foregoing (in each of the foregoing cases, with or without any other Mark, word, term, phrase or other element); and (iii) any Mark confusingly similar to any of the foregoing;

(e)           all rights, claims and privileges related to any of the Acquired Intellectual Property in the Territory after the Closing, including the right to prosecute applications for issuance or registration for any Acquired Intellectual Property in the Territory after the Closing, the right to maintain any issuances or registrations for any Acquired Intellectual Property in the Territory after the Closing and the right to sue and recover for, and the right to the profits or damages due or accrued arising out of or in connection with, any and all infringements or passing off or dilution of or damage, degradation or injury to any of the Acquired Intellectual Property in the Territory after the Closing;

(f)            all Contracts that grant the right to use or otherwise relate to the Acquired Assets, which are set forth on Schedule 2.1(f) of the Disclosure Letter (collectively, the “Assigned Contracts”);

(g)           the tangible embodiments of the Acquired Designs, to the extent such designs are in Seller’s or its Affiliates’ possession or control;

(h)           the Liz Design Library;

(i)            the Monet Design Library; and

(j)            all Acquired Documentation.

2.2              Excluded Assets.  In no event shall Seller sell, convey, assign or transfer to Purchaser, and in no event shall Purchaser purchase from Seller, any of the right, title or interest of Seller or any of its Affiliates in and to any of the Excluded Assets.

2.3           Assumed Liabilities.

(a)           At the Closing, upon the terms and subject to the conditions of this Agreement, Purchaser shall assume and be obligated to pay when due and perform or discharge, from and after the Closing, all Liabilities of Seller and its Affiliates to the extent directly or indirectly relating to or arising from or in connection with the Acquired Assets, or the ownership, use or disposition thereof, in all cases arising after the Closing, including all Liabilities (i) relating to or arising from or in connection with the Assigned Contracts arising after the Closing and (ii) in respect of third-party claims, actions or causes of action relating to or arising from or in connection with the (x) ownership, use or disposition by the Purchaser of the Acquired Intellectual Property in the Territory after the Closing  (other than the Specified Seller Liabilities) and (y) breach by Purchaser of any of its obligations set forth in this Agreement, including Section 8.2 (collectively, the “Assumed Liabilities”).  For the avoidance of doubt, Assumed Liabilities shall not include (A) any claims, losses, Liabilities, demands or expenses, including attorney’s fees, which result from, relate to, or arise out of the Third Party Licenses or any other Excluded Liability, except to the extent such claims, losses, Liabilities, demands or expenses relate to or arise from a breach by Purchaser of any representation, warranty or covenant contained in Section 8.2 and (B) any liability or obligation to pay any federal, state, county, local or foreign tax, assessment, fee, levy, impost, surcharge or similar charge imposed by a Governmental Authority, arising from or related to Seller’s ownership of the Acquired Assets prior to Closing.

(b)           From and after the Closing, Purchaser shall indemnify and hold harmless Seller and its Affiliates from and against all claims, losses, Liabilities, demands, and expenses, including attorneys’ fees, which may be made or brought against Seller or its Affiliates or which Seller or its Affiliates may suffer or incur as a result of or arising out of any of the Assumed Liabilities, except to the extent such claims, losses, Liabilities, demands or expenses, including attorneys’ fees which may be made or brought against Seller or its Affiliates or which Seller or its Affiliates may suffer or incur as a result of or arising out of any  (i) breach by Seller of any representation, warranty or covenant contained in this Agreement or any agreement or document delivered in connection herewith or any right to indemnification hereunder or (ii) constitute Excluded Liabilities.  Purchaser shall have the same rights to control the defense of such claim as provided to Seller in respect of their indemnification claims hereunder in Section 9.2(b), applied mutatis mutandis.

2.4              Excluded Liabilities.  Seller acknowledges and agrees that Purchaser will not assume any Liability (including in connection with the Third Party Licenses, the Contracts set forth in Schedule 7.8(c) of the Disclosure Letter, or the exercise by Seller of its rights under the Reverse License), other than Liabilities of Purchaser under this Agreement and other than the Assumed Liabilities, in each case pursuant to the terms and provisions of this Agreement (collectively, the “Excluded Liabilities”).  For the avoidance of doubt, and notwithstanding anything herein to the contrary, all Liabilities which result from, relate to, or arise out of the Specified Seller Liabilities shall constitute Excluded Liabilities.  From and after the Closing, Seller shall indemnify and hold harmless Purchaser and its Affiliates from and against all claims, losses, Liabilities, demands and expenses, including attorneys’ fees, which may be made or brought against Purchaser or its Affiliates or which Purchaser or its Affiliates may suffer or incur as a result of or arising out of any (x) Liabilities of Seller or its Affiliates that are Excluded Liabilities  and (y) out-of-pocket claims, losses, costs, demands and expenses suffered by the Purchaser or its Affiliates as a result of the matter set forth on Schedule 4.2(d) of the Disclosure Letter or any Third Party License, in each case of clause (x) or (y) except to the extent such claims, losses, Liabilities, demands or expenses (i) arise from a breach by Purchaser of any representation, warranty or covenant contained in Section 8.2 of this Agreement or (ii) constitute Assumed Liabilities.  It is expressly understood and agreed that such  indemnification of Liabilities in respect of the matter set forth on Schedule 4.2(d) of the Disclosure Letter or Third Party Licenses are intended to be addressed solely by clause (y) above and excluded from the subject of clause (x) above (notwithstanding that they are also Excluded Liabilities).

2.5              In the event that Purchaser is found by a final, non-appealable court order to be liable with respect to, or in connection with,  the matter set forth on Schedule 4.2(d) of the Disclosure Letter or any Third Party License, in each case to the extent due to Purchaser’s own actions or the actions of Purchaser’s employees or agents, then Purchaser shall reimburse Seller the corresponding amounts, including attorneys’ fees, incurred or paid by Seller with respect to its defense and indemnification of Purchaser under Section 2.4 for the matter set forth on Schedule 4.2(d) of the Disclosure Letter or such Third Party License, as applicable.

2.6              Termination of Existing Liz License Agreement.  The Existing Liz License Agreement shall terminate at the Closing, and be of no further force and effect; provided, however, that no party thereto shall be deemed to have waived any claims resulting from (a) any breach by the other party of its obligations or (b) the indemnification obligations of the other party thereunder, in each case arising on or prior to the Closing.

2.7              Monet Material Adverse Effect.  Notwithstanding any other provision in this Agreement, if there shall have occurred, between the date hereof and the Closing, a material adverse effect on the Monet Assets (a “Monet MAE”), the Purchaser, at its election and in lieu of purchasing both the Liz Assets and the Monet Assets, may purchase the Liz Assets only, and not the Monet Assets, in which case, (i) the Purchase Price shall be reduced from $267,500,000 to $237,500,000, (ii) all references to (A) the Acquired Assets shall be deemed to exclude any assets related to the Monet Trademarks, (B) the Acquired Trademarks shall be deemed to exclude the Monet Trademarks, (C) the Acquired Social Media Accounts shall be deemed to exclude any accounts registered with social media websites that are used in connection with the Monet Trademarks,  and (D) the term Territory shall mean the Liz Territory only, and shall be deemed to exclude the Monet Territory, (iii) all references to the “Monet Design Library”, the “Monet Domain Names”, the “Monet Jewelry Wholesale Agreement”, and the “Monet Territory” shall be disregarded, (iv) all Monet Assets shall be deemed to be Excluded Assets, and (v) all Liabilities of Seller or its Affiliates to the extent directly or indirectly relating to or arising from or in connection with the Monet Assets, or the ownership, use or disposition thereof shall be deemed to be Excluded Liabilities.  For the avoidance of doubt, the occurrence of a Monet MAE shall not relieve Purchaser from the obligation to purchase the Liz Assets as set forth above.

ARTICLE 3

PURCHASE PRICE

3.1              Purchase Price.  At the Closing, Purchaser will pay to Seller, or its designee(s) as agent for Seller, by wire transfer of immediately available funds to an account or accounts at a bank or banks designated by Seller in writing to Purchaser, an amount equal to the

Purchase Price.  Seller shall notify Purchaser in writing of the relevant details regarding the bank account(s) to be used at least five (5) business days prior to the Closing Date.

3.2              Allocation of the Purchase Price.  The sum of the Purchase Price and the Assumed Liabilities (to the extent such Assumed Liabilities constitute part of the purchase price for tax purposes) shall be allocated for tax purposes among the Acquired Assets in accordance with an allocation schedule to be prepared jointly by Purchaser and Seller (the “Allocation Schedule”) within 60 days of Closing consistent with the requirements of Section 1060 of the Internal Revenue Code of 1986, as amended and the regulations thereunder.  Purchaser and Seller shall each complete and file Form 8594 and all federal, state, and local and foreign tax returns in accordance with the Allocation Schedule.  Each of Purchaser and Seller shall notify the other within fifteen days of receiving written notice that any tax authority proposes any allocation different from the allocations set forth on the Allocation Schedule.

ARTICLE 4

CLOSING AND CONDITIONS PRECEDENT TO CLOSING

4.1              Closing.  Subject to the satisfaction or waiver of all of the conditions contained in Section 4.2 and Section 4.3, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place (a) at 10:00 a.m. on the third (3rd) business day after the day on which the last of the conditions contained in Section 4.2 and Section 4.3 (other than any conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing in accordance with this Agreement) is satisfied or waived in accordance with this Agreement or (b) at such other time or on such other date as Purchaser and Seller may agree in writing.

4.2              Conditions to the Obligations of Purchaser.  The obligation of Purchaser to consummate the transactions provided for herein is subject to the fulfillment at or prior to the Closing of each of the following conditions unless waived by Purchaser in a writing delivered to Seller:

(a)           The representations and warranties of Seller set forth in Article 7 of this Agreement shall be true and correct in all material respects as of the Closing Date as if made on and as of the Closing Date, except where such representations and warranties are expressly limited by their terms to a specified date, in which case such representations and warranties shall be true and correct in all material respects as of such date;

(b)           Seller shall have performed in all material respects all of its obligations required under the terms of this Agreement to be performed prior to Closing;

(c)           (i) all applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), with respect to the transactions contemplated hereby shall have expired or been terminated; (ii) no Governmental

Authority shall have enacted, issued, promulgated, enforced or entered any laws, rules or regulations, and no orders or injunctions shall have been entered, that restrain, enjoin or otherwise prohibit consummation of the transactions contemplated hereby; and (iii) without limiting the foregoing, all other proceedings, consents and approvals, regulatory or otherwise, required to complete the transactions contemplated hereby, and evidence thereof, shall have been taken or obtained, in each case in form and substance reasonably satisfactory to Purchaser;

(d)           There shall not have been an occurrence, between the date hereof and the Closing, of a material adverse effect on the Liz Assets and the Monet Assets, taken as a whole (it being expressly acknowledged and agreed that the matter set forth on Schedule 4.2(d) of the Disclosure Letter shall not be deemed to be a material adverse effect on the Liz Assets and the Monet Assets, taken as a whole, provided further that nothing in this Section 4.2(d) shall affect Purchaser’s rights to indemnification under Section 2.4 or Section 9.2);

(e)           Each of Seller and Lenders to the Seller and its Affiliates, as applicable, shall have released, satisfied or discharged all Liens on the Acquired Assets, other than the Permitted Liens; and

(f)            At the Closing, Seller shall have made all deliveries required by Section 5.1 of this Agreement.

4.3              Conditions to the Obligations of Seller.  The obligation of Seller to consummate the transactions provided for herein is subject to the fulfillment at or prior to the Closing of each of the following conditions unless waived by Seller in a writing delivered to Purchaser:

(a)           The representations and warranties of Purchaser set forth in Article 6 of this Agreement shall be true and correct in all material respects as of the Closing Date as if made on and as of the Closing Date, except where such representations and warranties are expressly limited by their terms to a specified date, in which case such representations and warranties shall be true and correct in all material respects as of such date;

(b)           Purchaser shall have performed in all material respects all of its obligations required under the terms of this Agreement to be performed prior to Closing;

(c)           (i) all applicable waiting periods under the HSR Act with respect to the transactions contemplated hereby shall have expired or been terminated; (ii) no Governmental Authority shall have enacted, issued, promulgated, enforced or entered any laws, rules or regulations, and no orders or injunctions shall have been entered, that restrain, enjoin or otherwise prohibit consummation of the transactions contemplated hereby; and (iii) without limiting the foregoing, all other proceedings, consents and approvals, regulatory or otherwise, including the Required Consents required to complete the transactions contemplated hereby, and evidence thereof, shall have been taken or obtained, in each case in form and substance reasonably satisfactory to Seller; and

(d)           At the Closing, Purchaser shall have made all deliveries required by Section 5.2 of this Agreement.

4.4              Termination.  Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated by Purchaser or Seller at any time on or after April 11, 2012 if the Closing shall not have occurred by such date, unless such delay in closing is due in whole or in part to a breach of a representation, warranty or covenant of the party purporting to terminate.  If this Agreement is terminated pursuant to this Section 4.4, all further obligations of the parties under this Agreement shall be terminated without further liability of any Person hereunder; provided, that (i) nothing in this Section 4.4 shall relieve any party from liability for any breach of this Agreement prior to such termination and (ii) the provisions of Article 10 shall survive any such termination.

ARTICLE 5

DELIVERIES AT CLOSING

5.1              Deliveries by Seller.  At the Closing, Seller shall deliver or cause to be delivered to Purchaser the following:

(a)           duly-executed trademark assignment, copyright assignment and patent assignment documents in the forms of Exhibit C hereto for recordal with the USPTO and Copyright Office, executed by the owner(s) of the Acquired Trademarks in the United States;

(b)           duly-executed trademark assignment documents in the forms prepared by Purchaser and reasonably acceptable to Seller to evidence the assignment of the Acquired Trademarks outside of the United States, executed by the owner(s) of the Acquired Trademarks outside the United States;

(c)           a duly-executed domain name assignment in the form of Exhibit F hereto to evidence the assignment of the Acquired Domain Names, executed by the owner(s) of the Acquired Domain Names;

(d)           a Bill of Sale in the form of Exhibit I hereto, executed by each of the owners of the Acquired Assets;

(e)           the Liz Jewelry Wholesale Agreement, executed by Seller;

(f)            the Monet Jewelry Wholesale Agreement, executed by Seller;

(g)           the Occupancy TSAs, each executed by Seller;

(h)           the Liz Design Library;

(i)            the Monet Design Library;

(j)            such other general conveyances as Purchaser may reasonably request, executed by Seller or an Affiliate of Seller (as appropriate), conveying the Acquired Assets to Purchaser, in each case in form reasonably agreed upon by Seller’s counsel and Purchaser’s counsel prior to Closing (it being understood, however, that such conveyances shall not require Seller or any other Person to make any additional representations, warranties, covenants or agreements, express or implied, not expressly set forth in this Agreement);

(k)           the Acquired Documentation; provided, however, that with respect to Trademark Files that may be in the possession of Seller’s outside legal counsel, Seller shall only be required as of the Closing to use commercially reasonable efforts to instruct such counsel to provide applicable Trademark Files;

(l)            evidence, in form and substance reasonably satisfactory to Purchaser, of the release, satisfaction and/or discharge of all Liens on the Acquired Assets other than Permitted Liens;

(m)          evidence in form and substance reasonably satisfactory to the Purchaser that all Required Consents have been received by Seller and its Affiliates, including a certificate dated the Closing Date and signed by a duly authorized officer of Seller, confirming satisfaction of any conditions precedent (as set forth in each Required Consent) to the effectiveness of each Required Consent;

(n)           a certificate duly executed by a duly authorized officer of Seller certifying as to the satisfaction of the condition set forth in Section 4.2(a);

(o)           a certificate duly executed by a duly authorized officer of Seller certifying as to the satisfaction of the condition set forth in Section 4.2(b); and

5.2           Deliveries by Purchaser.  At the Closing, Purchaser shall deliver, or cause to be delivered to Seller, the following:

(a)           the Purchase Price;

(b)           duly-executed trademark assignment, copyright assignment and patent assignment documents in the forms of Exhibit C hereto for recordal with the USPTO and the Copyright Office, executed by Purchaser or an Affiliate of Purchaser designated by Purchaser;

(c)           duly-executed trademark assignment documents in the forms prepared by Purchaser and reasonably acceptable to Seller to evidence the assignment of the Acquired Trademarks outside of the United States, executed by Purchaser or an Affiliate of Purchaser designated by Purchaser;

(d)           a duly-executed domain name assignment in the form of Exhibit F hereto to evidence the assignment of the Acquired Domain Names, executed by Purchaser or an Affiliate of Purchaser designated by Purchaser;

(e)           a Bill of Sale in the form of Exhibit I hereto, executed by Purchaser or an Affiliate as designated by Purchaser;

(f)            the Liz Jewelry Wholesale Agreement, executed by Purchaser;

(g)           the Monet Jewelry Wholesale Agreement, executed by Purchaser;

(h)           the Occupancy TSAs, each executed by Purchaser;

(i)            such general assumptions as Seller may reasonably request, executed by Purchaser, assuming the Assumed Liabilities, in each case in form reasonably agreed upon by Seller’s counsel and Purchaser’s counsel prior to Closing (it being understood, however, that such assumptions shall not require Purchaser or any other Person to make any additional representations, warranties, covenants or agreements, express or implied, not expressly set forth in this Agreement);

(j)            a certificate duly executed by a duly authorized officer of Purchaser certifying as to the satisfaction of the condition set forth in Section 4.3(a); and

(k)           a certificate duly executed by a duly authorized officer of Purchaser certifying as to the satisfaction of the condition set forth in Section 4.3(b).

ARTICLE 6

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Seller as follows as of the date hereof and as of the Closing Date:

6.1              Organization, Good Standing and Power.  Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Purchaser has all requisite power and authority to own, use and operate its assets and properties and to carry on its business as now or heretofore owned, used and operated.  Purchaser has, as of the date hereof, and will have, as of the Closing, sufficient funds to satisfy all of its obligations to Seller under the Transaction Documents.

6.2              Authority; Execution and Binding Effect.  The execution, delivery and performance of this Agreement and the other Transaction Documents by Purchaser and the consummation of the transactions contemplated hereby and thereby have been duly authorized by Purchaser, and no other act or proceeding on the part of Purchaser is necessary to approve the execution and delivery of this Agreement or the other Transaction Documents, the performance by Purchaser of its obligations hereunder or thereunder, or the consummation of the transactions contemplated hereby or thereby.  Each of this Agreement and the other Transaction Documents has been duly and validly executed and delivered by Purchaser and, assuming that such Transaction Document is a valid and binding obligation of Seller, constitutes a legal, valid and binding obligation of Purchaser, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy laws, other similar laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.

6.3              No Breach.  The execution, delivery and performance by Purchaser of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby do not and will not: (a) with or without the giving of notice or the lapse of time, or both, violate or conflict with, or result in any breach of or constitute a default under, the provisions of any agreement or order to which Purchaser is subject or a party or by which it is bound; (b) violate or conflict with Purchaser’s certificate of incorporation or bylaws (or comparable instruments); or (c) violate or conflict with any applicable Law.

6.4              Governmental and Other Consents.  Except for filing under the HSR Act, no consent, notice, authorization or approval of, or exemption by, any Governmental Authority or by any other Person, whether pursuant to contract or otherwise, is required in connection with the execution, delivery and performance of this Agreement and the other Transaction Documents or any of the instruments or agreements herein referred to or the taking of any action herein or therein contemplated by Purchaser.

6.5              No Brokers.  Neither Purchaser nor any of its Affiliates has taken any action that would cause Seller or any of its Affiliates to have any obligation or liability to any Person for finders’ fees, brokerage fees, agents’ commissions or like payments in connection with the execution and delivery of this Agreement and the other Transaction Documents or the consummation of the transactions contemplated hereby or thereby.

ARTICLE 7

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the Disclosure Letter (with reference to the section of this Article 7 to which the information stated in the Disclosure Letter relates; provided that any matter disclosed in any section of the Disclosure Letter with reference to any section of this Article 7 will be deemed to be disclosed in any other section of the Disclosure Letter with reference to any section of this Article 7 and for purposes of any other representation or warranty made elsewhere in this Article 7 to the extent that that such disclosure is applicable to such other section of the Disclosure Letter (notwithstanding the omission of a reference or cross reference thereto) or such other representation or warranty, to the extent that the application thereto can be reasonably ascertained), Seller hereby represents and warrants to Purchaser as follows as of the date hereof and as of the Closing Date:

7.1              Organization, Good Standing and Power.  Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  Seller has all requisite power and authority to own, use and operate its assets and properties and to carry on its business as now or heretofore owned, used and operated.

7.2              Authority; Execution and Binding Effect.  The execution, delivery and performance of this Agreement and the other Transaction Documents by Seller and the consummation of the transactions contemplated hereby and thereby have been duly authorized by Seller, and no other act or proceeding on the part of Seller is necessary to approve the execution and delivery of this Agreement and the other Transaction Documents, the performance by Seller of its obligations hereunder and thereunder or the consummation of the transactions contemplated hereby and thereby.  Each of this Agreement and the other Transaction Documents has been duly and validly executed and delivered by Seller, and assuming that each of this Agreement and the other Transaction Documents is a valid and binding obligation of Purchaser, constitutes a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as enforceability may be limited by bankruptcy laws, other similar laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies. No approval of the stockholders of Seller is required to approve this Agreement or the other Transaction Documents, or the performance by Seller of its obligations hereunder or thereunder, except as set forth in Section 8.2(a)(ii).

7.3              No Breach.  Assuming Seller obtains all Required Consents and any stockholder approval as set forth in Section 8.2(a)(ii), the execution, delivery and performance by Seller of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby do not and will not: (a) with or without the giving of notice or the lapse of time, or both, violate or conflict with, or result in any breach of or constitute a default under, the provisions of any agreement or order to which Seller or any Affiliate is subject or a party or by which it or its properties or assets is bound; (b) violate or conflict with any provision of Seller’s certificate of incorporation or bylaws (or comparable instruments); or (c) violate or conflict with any applicable Law.

7.4              Governmental and Other Consents.  Except for the Required Consents and any stockholder approval as set forth in Section 8.2(a)(ii), and for filing under the HSR Act, no consent, notice, authorization or approval of, or exemption by, any Governmental Authority, or by any other Person, whether pursuant to contract or otherwise, is required by Seller in connection with the execution, delivery and performance of this Agreement and the other Transaction Documents or any of the instruments or agreements herein referred to or the taking of any action herein or therein contemplated by Seller.

7.5              No Brokers.  Neither Seller nor any of its Affiliates has taken any action that would cause Purchaser or any of its Affiliates to have any obligation or liability to any person for finders’ fees, brokerage fees, agents’ commissions or like payments in connection with the execution and delivery of this Agreement and the other Transaction Documents or the consummation of the transactions contemplated hereby or thereby.

7.6              Acquired Intellectual Property.

(a)           Schedule 7.6(a)(i) of the Disclosure Letter sets forth a true, correct and complete list of all Registered Intellectual Property, including, for each item of Registered Intellectual Property (i) the record owner (and, if different from the record owner, the beneficial owner) of such item of Registered Intellectual Property, (ii) the jurisdiction within the Territory in which such item of Registered Intellectual Property has been issued or registered or is pending and (iii) the date and number of such item of Registered Intellectual Property.  Except as set forth on Schedule 7.6(a)(ii) of the Disclosure Letter, Seller or one of its Affiliates exclusively owns all right, title and interest in and to the Acquired Intellectual Property included in the Acquired Assets and has the right to sell, assign and transfer the Acquired Intellectual Property included in the Acquired Assets as contemplated herein.  The Acquired Trademarks included in the Acquired Assets and subject to registration are valid and enforceable and, to Seller’s knowledge, all other Acquired Intellectual Property included in the Acquired Assets is valid and enforceable.

(b)           Except as set forth on Schedule 7.6(b) of the Disclosure Letter, (i) to Seller’s knowledge, no Person is infringing, conflicting with, violating or diluting any of the Acquired Intellectual Property included in the Acquired Assets in the Territory, except for such infringements, conflicts, violations and dilutions that would not reasonably be expected to materially detract from the Purchaser’s expected benefits of the transactions contemplated hereby, and (ii) within the three (3) year period prior to the date hereof, Seller has not provided any written or, to Seller’s knowledge, unwritten notice or other communication to any Person, and no Action or Proceeding or claim has been asserted by Seller, alleging that any Person is infringing, conflicting with, violating or diluting any of the Acquired Intellectual Property in the Territory.

(c)           Except as set forth on Schedule 7.6(c) of the Disclosure Letter, (i) to Seller’s knowledge, none of the Acquired Intellectual Property included in the Acquired Assets or the use, practice or exploitation of any of the Acquired Intellectual Property included in the Acquired Assets in the Territory infringes, conflicts with, violates or dilutes any Intellectual Property rights owned by any Person; (ii) within the three (3) year period prior to the date hereof, no written claim, notice or other communication alleging that any of the Acquired Intellectual Property included in the Acquired Assets infringes, conflicts with, violates or dilutes any Intellectual Property rights owned by any Person has been served on or otherwise received by Seller from any Person; (iii) there is no claim or Action or Proceeding pending or, to Seller’s knowledge, threatened against Seller with respect to any of the Acquired Intellectual Property included in the Acquired Assets or the ownership, use, validity or enforceability thereof, other than any non-final determinations of any Governmental Authority with respect to the Registered Intellectual Property (copies of which have been made available by Seller to Purchaser prior to the date hereof); and (iv) to Seller’s knowledge, the use of the Liz Trademarks and the Monet Trademarks in any jurisdiction in the Territory in connection with the types of products and services currently offered under such Marks would not infringe, conflict with, violate or dilute any Intellectual Property rights owned by any Person.

(d)           All necessary registration, maintenance, renewal and other relevant filing fees in connection with the Registered Intellectual Property have been timely paid, and all necessary documents, certificates and other relevant filings in connection with the Registered Intellectual Property have been timely filed, with the relevant Governmental Authorities for the purpose of maintaining the Registered Intellectual Property and all issuances, registrations and applications therefor.  Except as set forth on Schedule 7.6(d) of the Disclosure Letter, there are no annuities, payments, fees, responses to office actions or other filings required to be made and having a due date with respect to any Registered Intellectual Property within one hundred twenty (120) days after the date of this Agreement.  No registration obtained by Seller for any of the Acquired Intellectual Property in the Territory has been cancelled, abandoned or not renewed except where Seller has, in its reasonable business judgment, decided to cancel, abandon or not renew such registration.

(e)           Neither this Agreement nor any transaction contemplated by this Agreement will result in the grant by Seller to any Person of any ownership interest, license, right or protection from any Action or Proceeding with respect to any of the Acquired Intellectual Property included in the Acquired Assets pursuant to any contract to which Seller is a party or by which any assets or properties of Seller are bound.

7.7             No Liens.  Seller has good and valid title to the Acquired Assets, and the right to sell, assign, and transfer all of the Acquired Assets as contemplated herein. At the Closing, and giving effect to the transactions to be completed at the Closing, the Acquired Assets will be free and clear of all Liens, other than Permitted Liens.

7.8             Contracts; Third Party Licenses.

(a)           A list of all Assigned Contracts is set forth on Schedule 7.8(a) of the Disclosure Letter.  Seller has made available to Purchaser copies, which are true and complete, of the Assigned Contracts.  As of the date hereof, (i) all of the Assigned Contracts are in full force and effect and are the legal, valid and binding obligations of Seller and, to Seller’s knowledge, any other party thereto, and (ii) Seller has performed all of its material obligations thereunder and is not in material violation or breach of or default under any Assigned Contract.  To Seller’s knowledge, the other parties to each Assigned Contract are not in violation or breach of or default under such Assigned Contract.

(b)           As of the date hereof, (i) all of the Third Party Licenses are in full force and effect and are the legal, valid and binding obligations of Seller and, to Seller’s knowledge, any other party thereto, and (ii) Seller has performed all of its material obligations thereunder and is not in material violation or breach of or default under any Third Party License.  Seller has made available to Purchaser copies, which are true and complete, of the Third Party Licenses.  To Seller’s knowledge, the other parties to each Third Party License are not in violation or breach of or default under such Third Party License.

(c)           Except as otherwise set forth on Schedule 7.8(c) of the Disclosure Letter, there are no Contracts, other than the Assigned Contracts or Third Party Licenses, that benefit or burden any of the Acquired Assets or the ownership or use thereof, other than immaterial, non-exclusive (i) licenses entered into in the ordinary course of business that are terminable by Seller (or, as applicable, Purchaser following the Closing) on no more than two (2) years’ written notice (“Immaterial Licenses”); or (ii) permissions, consents or authorizations for the use, reference or inclusion of Seller’s or its Affiliates’ corporate or trade names, that include the Liz Trademarks or the Monet Trademarks, in connection with commercial arrangements in the ordinary course not primarily related to the grant or use of Acquired Assets.

7.9             Litigation.  Except as set forth on Schedule 7.9 of the Disclosure Letter, as of the date hereof, there are no material Actions or Proceedings pending or, to Seller’s knowledge, threatened against, and there are no Orders outstanding against, Seller, in each case, to the extent relating to the Acquired Assets.

7.10           Compliance with Laws.  Seller is in compliance, in all material respects, with all applicable Laws with respect to the Acquired Assets.

7.11           Employee Plans.  Schedule 7.11 of the Disclosure Letter lists all material pension, retirement, profit sharing, deferred compensation, stock, savings, bonus, severance, vacation, incentive, medical, dental, life, health, disability and other employee benefit plans and programs, including all employee benefit plans as defined in Section 3(3) of ERISA, which are maintained, sponsored or contributed to by Seller or any of its Subsidiaries for the benefit of Employees or their beneficiaries or dependents (collectively, the “Employee Plans”).

7.12           Labor.  No Employees are covered by any collective bargaining agreement or other labor union contract, nor is there any pending or, to the knowledge of Seller, threatened, strike, slowdown, work stoppage or lockout in which any Employee is involved.  There is no pending unfair labor practice charge before any Governmental Authority against Seller in which any Employee is involved.

7.13           Occupancy TSAs.  The Seller has good and valid title to, or a valid leasehold interest in, the real property that is the subject of the Occupancy TSAs and such premises are sufficient to allow Seller to provide the services to be provided to Purchaser pursuant to the Occupancy TSAs.

ARTICLE 8

COVENANTS AND AGREEMENTS

8.1             Transaction Expenses.  Except as otherwise provided in this Agreement, each party hereto shall pay its own expenses incurred in connection with the authorization, preparation, negotiation, execution and performance of this Agreement and the other Transaction Documents, including all fees and expenses of attorneys, accountants, agents and other representatives.  Purchaser shall bear all costs and expenses related to the filing of instruments substantially in the form of Exhibits C and D with the USPTO, the Puerto Rican Trademark Office (if applicable) and any other applicable intellectual property registry or Governmental Authority throughout the Territory, including any domain name registrars.  Seller shall prior to the Closing pay and make appropriate filings for any fees, responses to office actions or other filings required to be made to maintain, and having a due date with respect to, any Registered Intellectual Property within sixty (60) days after the Closing Date.  Purchaser shall bear all costs and expenses related to the filing and recording of instruments necessary to release all Liens and recordations thereof on the Acquired Assets in the USPTO, the Puerto Rican Trademark Office and the United States Copyright Office (if applicable).  Seller shall bear all costs and expenses related to the filing and recordation of instruments necessary to release all Liens and recordations thereof on the Acquired Assets in any jurisdiction outside of the United States.  Prior to the Closing Date, Seller shall, at its expense, issue instructions to its local counsel to file in all applicable jurisdictions, and where reasonably possible, file all documents necessary to effect, and thereafter (including following the Closing) promptly and diligently effect, any necessary corrective change of ownership and recordals with all trademark offices and other similar registers where any Acquired Trademarks (i) are still recorded in the name of legal predecessors of the Seller or any person or entity other than the Seller or (ii) where, to the knowledge of Seller, the relevant recordals of the trademark offices, domain name registrars, and any other applicable intellectual property registry that are materially incorrect for any other reason (including recordals of the corporate conversion from L.C. Licensing, Inc. to L.C. Licensing, LLC or other chain-of-title corrections), promptly provide information and documents reasonably requested by Purchaser in connection therewith and instruct the local counsel referred to herein to work cooperatively with Purchaser in connection with the recordations of the assignments of the Acquired Trademarks.

8.2             Use of Intellectual Property.

(a)           Effective as of the Closing Date, Purchaser shall, and hereby does, grant to Seller and its Affiliates the following royalty-free right and license to use the Acquired Trademarks in the Territory (the “Reverse License”):

(i)        until July 31, 2020, an exclusive and non-exclusive (as and to the extent such exclusivity and non-exclusivity is set forth in such Third Party Licenses) license to (x) use the Acquired Trademark “Lizwear” to design, manufacture and distribute Lizwear-branded products through Costco, Sam’s Club and BJ’s Wholesale Club for resale to such retailers’ retail customers in the Territory, in a manner consistent with the distribution of such products as of the date hereof; (y) use the Acquired Trademarks “Liz Claiborne New York” and “LCNY” (and related logos licensed under the QVC Agreement) to design, manufacture and through QVC (and its authorized Affiliates) distribute, “Liz Claiborne New York”-branded products in the Territory, in a manner consistent with the distribution of such products as of the date hereof (including as described on Schedule 8.2(a)(i) of the Disclosure Letter), and sublicense the foregoing rights to QVC for such purpose, under and pursuant to the QVC Agreement throughout the term thereof and any renewals as may be agreed upon by and between Seller and QVC, with such term and any renewals ending no later than July 31, 2020; and (z) to operate, or permit QVC to operate, websites located at the LCNY Domain Names; provided, however, that Seller shall, as soon as reasonably practicable after the Closing and upon receipt of the required information from Purchaser, cause the applicable domain name registrar to reflect that Purchaser (or its designated Affiliate) is the “registrant” for purposes of publicly-available “WhoIS” information for each of the LCNY Domain Names.  Upon termination or expiration of the license granted pursuant to this Section 8.2(a)(i), Seller shall take all necessary and reasonable actions to provide Purchaser with full technical control of the LCNY Domain Names;

(ii)       until the date of adoption of a new corporate name by Seller, but in no event later than September 30, 2012 (the “Name Change”), (x) a non-exclusive license to use “LIZ CLAIBORNE” solely as part of Seller’s corporate name and as a component of the corporate name of any of Seller’s Affiliates that have such corporate name as of the date hereof (“Permitted Affiliates”); (y) an exclusive license to use the name and trademark “LIZ” solely as a ticker symbol for Seller’s publicly-traded corporation on the New York Stock Exchange and (z) an exclusive license to operate the website associated with the Liz Transitional Domain Name, <lizclaiborneinc.com>, solely to operate the website associated therewith in a manner consistent in all material respects with the manner in which the website associated with such domain name is being operated as of the date hereof; provided, that, (A) upon the Name Change, Seller shall deregister such corporate names and ticker symbol and cease use of such website, and (B) exercise by the Seller or any of its Permitted Affiliates of any of the rights granted pursuant to the foregoing clauses (x) and/or (y) during the one hundred eighty (180) day period following the Name Change, on a nonexclusive basis, in connection with Seller’s and its Permitted Affiliates’ transition to use of such newly-adopted corporate name in signs, invoices, labels, letterhead, business cards, packaging and similar items in the manner that the Liz

Trademarks are used prior to the Name Change, shall not constitute a breach of this Section 8.2(a)(ii).

(iii)      until the end of the twelve month period following the Name Change (x) the exclusive right to operate the Liz Transitional Domain Names to enable transition of Seller’s internal and external communication systems and to effect related logistical functions, including the transition to new email addresses that do not include any Acquired Trademark (but not for the use of a publicly-available website or a redirect or link to any publicly-available website except as expressly set forth in Section 8.2(a)(ii) or (iii)); (y) the right to retain full technical control over the Liz Transitional Domain Names, including management of the DNS (domain name system), provided, however, that Seller shall, as soon as reasonably practicable after the Closing and upon receipt of the required information from Purchaser, (A) cause the email addresses for Transferred Employees located at a Liz Transitional Domain Name (e.g., “[name]@liz.com”) to be forwarded to an email address provided and designated by Purchaser, (B) cause the applicable domain name registrar to reflect that Purchaser (or its designated Affiliate) is the “registrant” for purposes of publicly-available “WhoIS” information for each of the Liz Transitional Domain Names, and (C) insert into Seller’s DNS entry the IP addresses and website names provided by Purchaser in writing, such that requests to access the websites associated with the <liz.com> and <lizclaiborne.com> domain names shall be redirected (without any framing, pop-ups, or other interstitial matter unless otherwise requested by Purchaser in writing) to the IP address so provided by Purchaser (the “Liz Redirection”); provided, that, Seller shall provide the Liz Redirection in a professional and competent manner that shall be consistent with, and no less than, the redirection provided by Seller to Purchaser as of the date hereof in connection with the <lizclaiborne.com> domain name, and that is also consistent with Seller’s operations and practices for the administration, use and management of its own domain names and IP addresses.  By no later than the expiration of the twelve month period set forth in this Section 8.2(a)(iii), Seller shall have taken all necessary and reasonable actions to provide Purchaser with full technical control of the Liz Transitional Domain Names;

(iv)      subject to Section 8.2(a)(iv)(A) of the Disclosure Letter, until the expiration of each of the Third Party Licenses (other than the QVC Agreement), an exclusive and non-exclusive (as and to the extent such exclusivity and non-exclusivity is set forth in such Third Party Licenses) right and license to sublicense the applicable Acquired Trademarks solely under and pursuant to such Third Party Licenses in connection with the product categories indicated on Schedule 1.1(f) of the Disclosure Letter; provided, however, that Seller shall only sublicense such Acquired Trademarks to the counter-parties to such Third Party Licenses and provided further that this license shall expire with respect to each product category and with respect to each such Third Party License upon the expiration or earlier termination of each such Third Party License.  Seller agrees to provide Purchaser with prompt written notice of such expiration or earlier termination of each Third Party License.  The parties further agree to take, or refrain from taking, as applicable, the actions specified on Section 8.2(a)(iv)(B) of the Disclosure Letter.

(v)       for a period of (x) 90 days from the Closing Date, a non-exclusive, sub-licensable license to (A) permit Seller’s Affiliate Monet International Inc. (“MII”) to use “MONET” as part of MII’s corporate name, and in the corporate name of any of MII’s Affiliates that may be incorporated within the Territory (and upon the expiration of such 90 day period, Seller shall cause all such Affiliates to change such corporate names so as not to include the Monet Trademarks or a confusingly similar Mark) and (B) use “MONET’ in connection with Seller’s performance under that certain License Agreement between Mars, Incorporated and MII, dated July 1, 2010; (y) six months from the Closing Date, (A) the exclusive right to operate the Monet Domain Names to enable transition of Seller’s internal and external communication systems and to effect related logistical functions, including the transition to new email addresses that do not include domain names addresses located at a top level country code domain name that references a jurisdiction or jurisdictions outside of the Monet Territory and (B) the right to retain full technical control over the Monet Domain Names, including management of the DNS (domain name system), provided, however, that Seller shall, as soon as reasonably practicable after the Closing and upon receipt of the required information from Purchaser, (A) cause the applicable domain name registrar to reflect that Purchaser (or its designated Affiliate) is the “registrant” for purposes of publicly-available “WhoIS” information for each of the Monet Domain Names, and (B) insert into Seller’s DNS entry the IP addresses and website names provided by Purchaser in writing, such that requests to access the website associated with the <monet.com> domain name shall be redirected (without any framing, pop-ups, or other interstitial matter unless otherwise requested by Purchaser in writing) to the IP address so provided by Purchaser (the “Monet Redirection”); provided, that, Seller shall provide the Monet Redirection in a professional and competent manner that shall be consistent with, and no less than, the redirection provided by Seller to Purchaser as of the date hereof in connection with the <lizclaiborne.com> domain name, and that is also consistent with Seller’s operations and practices for the administration, use and management of its own domain names and IP addresses.  By no later than the expiration of the six month period set forth in this Section 8.2(a)(v), Seller shall have taken all necessary and reasonable actions to provide Purchaser with full technical control of the Monet Domain Names;

(vi)      for a period commencing on the Closing Date and ending on March 1, 2012, the right to sell and distribute products branded with the Monet Trademarks in the Monet Territory, in accordance with Section 8.9 hereof; and

(vii)     for a period commencing on the Closing Date and ending on December 31, 2011, a non-exclusive license solely to permit MAF Fashion LLC to sell-off any remaining inventory under the Liz Trademarks that it was licensed immediately prior to the date hereof, in each case in the Middle-East, North Africa and Pakistan.

(b)           Seller hereby agrees that all use and sublicense of the Acquired Trademarks pursuant to the Reverse License shall be consistent with Seller’s use and license of such Acquired Trademarks as of the date hereof, including with respect to Seller’s exercise of rights and enforcement of obligations under Third Party Licenses and that Seller otherwise shall comply with the Third Party Licenses (except in each case to the extent otherwise permitted in

Schedule 8.2(c) of the Disclosure Letter).  Seller hereby assigns to Purchaser any and all Intellectual Property rights acquired by Seller at any time under the Third Party Licenses related to the Acquired Trademarks or the Reverse License.

(c)           The parties agree to take, or refrain from taking, as applicable, the actions specified on Schedule 8.2(c) of the Disclosure Letter.

(d)           Until the expiration or earlier termination of the Future Fashions Agreement and the LC Footwear Agreement, respectively, Purchaser shall (i) with respect to the Future Fashions Agreement, maintain all registrations for the Liz Trademarks included in the Acquired Intellectual Property and licensed thereunder active and in full force in connection with women’s and men’s apparel and accessories within Canada throughout the term of the Future Fashions Agreement; (ii) with respect to the LC Footwear Agreement, maintain in full force and effect and prosecute within the United States, Puerto Rico, U.S. Military Exchanges, Canada and Mexico throughout the term of the LC Footwear Agreement appropriate trademark and service mark registrations covering the Liz Trademarks included in the Acquired Intellectual Property and licensed thereunder as Seller deems appropriate (provided that Seller provides advance written notice with reasonable specificity to Purchaser of such registrations that Seller deems appropriate and pays all costs and expenses associated therewith); and (iii) with respect to any Liz Trademarks included in the Acquired Intellectual Property and licensed pursuant to any Third Party License, maintain and prosecute throughout the applicable Territory and during the term of the applicable Third Party License appropriate trademark and service mark registrations covering such Liz Trademarks as Purchaser deems appropriate.

(e)           Notwithstanding anything contained herein, Seller shall have the full right, at Seller’s cost and expense, to maintain the registrations and applications for the Liz Combination Marks on the applicable trademark register in any jurisdictions in accordance with the terms of the Arden Agreement, and Seller and Purchaser shall reasonably consult with each other in connection therewith.  The registrations and applications for such Liz Combination Marks shall be cancelled or abandoned (as applicable) solely in accordance with, and Seller shall effect such cancellation or abandonment, and implement and consummate any necessary steps to effect such cancellation and abandonment, as soon as reasonably possible under the terms of the Arden Agreement.  Seller and Purchaser agree that nothing contained in this Agreement shall grant Purchaser any right or interest in or to any portion of a Liz Combination Mark that is not also a Liz Trademark and Purchaser further agrees and acknowledges that nothing contained herein shall require or obligate Seller to take any action to cancel or abandon a Liz Combination Mark that would be a breach or violation of Seller’s obligations under the Arden Agreement.  In the event that any trademark register in any jurisdiction will not allow the recordal of the assignment or registration, in the name of Purchaser, of any Liz Trademark, on the basis that a Liz Combination Mark in such jurisdiction continues to be in the name of Seller as provided in this Section 8.2(e), the parties shall (i) use their reasonable best efforts to overcome such refusal, and (ii) cooperate to determine and implement the best manner to effect such assignment or registration so as to provide Purchaser the full ownership of the affected Liz Trademark to the extent possible under the Law of such jurisdiction; provided that at the written request of

Purchaser (which Purchaser may provide at or after the Closing), Seller shall assign the registration or application for the Liz Combination Mark to Purchaser and the Parties shall record such assignment in order to effect the recordal of the assignment or registration of the affected Liz Trademark to Purchaser in all jurisdictions requested by Purchaser, other than Canada, Mexico, and Venezuela, and Purchaser shall thereafter maintain such registration or application for the Liz Combination Mark to the same extent that Seller would maintain such registration or application in accordance with the applicable provisions of the Arden Agreement, by assuming the terms of the Arden Agreement as they relate to the Seller’s obligations with respect to such assigned Liz Combination Marks licensed thereunder and without limitation to Seller’s indemnification obligations under Section 2.4.  Notwithstanding any other provision in this Agreement to the contrary, in the event that all of the applications and registrations for the Liz Combination Marks in Canada, Mexico, and Venezuela have not been cancelled or abandoned within sixty (60) days after the Closing, Purchaser may provide written notice thereof to Seller and Seller shall within thirty (30) days of such written notice take all action and make all filings necessary to cause the abandonment and cancellation of all such applications and registrations.  Notwithstanding the foregoing, nothing contained herein shall require Seller to assign or transfer to Purchaser any application or registration for any Arden Purchased Mark (excluding, for clarity, transfers of a registration or application for a Liz Combination Mark itself).  Seller shall not and shall cause its Affiliates to not assign any registrations or applications for any Liz Combination Marks to any Person other than Purchaser (which assignment shall be made to Purchaser only with Purchaser’s prior written consent), and any such assignment other than to Purchaser shall be null and void ab initio.

(f)            Purchaser shall permit Seller to have access to the Liz Design Library and the Monet Design Library upon reasonable advance notice and during customary business hours in order to permit Seller to derive inspiration from and continue to use the Acquired Designs solely  in connection with (i) the Monet business of Seller as conducted outside of the Monet Territory, (ii) Seller’s performance under each of the Liz Jewelry Wholesale Agreement and the Monet Jewelry Wholesale Agreement and (iii) the licensing by Seller of the Liz Trademarks (x) “Lizwear”, “Liz Claiborne New York,” and “LCNY”, in accordance with Section 8.2(a)(i) and (y) pursuant to the Third Party Licenses, in accordance with Section 8.2(a)(iv).  Seller’s access to the Liz Design Library shall be granted through and until July 31, 2020, and access to the Monet Design Library shall be granted through and until August 31, 2020.

(g)           Except as permitted pursuant to this Section 8.2, from and after the Closing, Seller shall not and shall cause its Affiliates to not use any of the Acquired Intellectual Property included in the Acquired Assets in connection with any business or purpose in the Territory.

(h)           Effective as of the Closing Date, Seller shall, and hereby does, on behalf of it and its Affiliates, grant to Purchaser and its Affiliates an irrevocable, non-exclusive, royalty-free, sublicenseable, worldwide right and license to (x) use the Licensed Patents and any other Patents relating to the Acquired Assets for any and all purposes until the expiration thereof;

and (y) use the Monet Assets to source and manufacture products outside of the Monet Territory for distribution to and sale of such products in the Monet Territory.

(i)            Seller shall ensure that the business conducted under the Marks “MONET” or “M” logo outside of the Monet Territory utilize only domain names that are located at a top level country code domain name that references a jurisdiction or jurisdictions outside of the Monet Territory (e.g., www.monet.eu is permissible, but www.monet.com or www.monet is not permissible).

(j)            Notwithstanding any other provision of this Agreement, the Reverse License is being granted on an “as is, where is” basis and without any representation or warranty, express or implied, including any implied representation or warranty as to merchantability, fitness for any particular purpose, or non-infringement or other violation of any Person’s rights.

8.3             Further Assurances.  Each party shall, from time to time after the Closing, without further consideration execute and deliver such instruments and, at Purchaser’s sole cost and expense (except as otherwise set forth in this Agreement), take such further actions as may be reasonably necessary or desirable to carry out the provisions hereof and the transactions contemplated hereby.  Subject to the foregoing sentence, from time to time after the Closing, Seller shall (a) execute all documents and other instruments reasonably necessary to fully vest and perfect in Purchaser all of Seller’s right, title and interest in and to the Acquired Assets, including the Acquired Intellectual Property conveyed to Purchaser at Closing, (b) provide documents and information useful or necessary for Purchaser or any of its Affiliates, designees or agents to prosecute or maintain any issuance, registration or application for issuance or registration for any of the Acquired Intellectual Property included in the Acquired Assets, or to pursue or defend any administrative, court, or other legal proceeding involving any of the Acquired Intellectual Property included in the Acquired Assets (including, at the request of Purchaser, using commercially reasonably efforts to instruct and facilitate Seller’s outside legal counsel to transfer Trademark Files to Purchaser), and (c) at the request of Purchaser terminate any and all Immaterial Licenses.  Purchaser shall use its reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to cause the conditions to Closing set forth in Section 4.3 to be satisfied on the terms and conditions set forth in this Agreement, and Purchaser shall cooperate with the reasonable requests of Seller in connection therewith.  Seller shall use its reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to cause the conditions to Closing set forth in Section 4.2 to be satisfied on the terms and conditions set forth in this Agreement, and Seller shall cooperate with the reasonable requests of Purchaser in connection therewith; provided, however, that, notwithstanding the foregoing, in exercising such reasonable efforts and providing such cooperation as set forth in this sentence, Seller shall not be obligated to incur any Liability, commence or threaten to commence any litigation, agree to any amendment to this Agreement, offer or grant any accommodation (financial or otherwise) or expend any out-of-pocket expenses.

8.4             Public Announcements.  Notwithstanding anything herein to the contrary, no party hereto shall, except as otherwise required by law, issue any press release or make any public announcement relating to the subject matter of this Agreement or the terms and conditions hereof without the other party’s consent.

8.5             Moral Rights.  The sale, conveyance, assignment and transfer of the Acquired Assets under this Agreement includes all rights of paternity, attribution, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as “moral rights” (collectively, “Moral Rights”).  To the extent Moral Rights cannot be transferred or assigned under applicable law and to the extent allowed by law, Seller hereby waives all Moral Rights with respect to all copyrights and copyrightable works included in the Acquired Assets, and all uses thereof, and consents to any action of Purchaser that would violate such Moral Rights in the absence of such waiver or consent.

8.6             Updating of Disclosure Letter.  Notwithstanding anything to the contrary in this Agreement, Seller shall have the right, from time to time prior to Closing, to amend, modify, supplement or update the Disclosure Letter solely for events occurring or items arising after the date hereof (collectively, the “Disclosure Letter Update”).  All such amendments, modifications, supplements and updates (i) shall be effective for purposes of determining whether the condition to Closing set forth in Section 4.2(a) has been satisfied so long as such amendments, modifications, supplements and updates, individually or in the aggregate, when taken together with any other failure of a representation and warranty of Seller set forth in Article 7 to be true and correct, would not have a material adverse effect on the Liz Assets and Monet Assets, taken together as a whole, and (ii) shall have no effect for purposes of Section 9.2.

8.7             Employee Matters.

(a)           Offers.  Purchaser shall offer to employ all employees of Seller or one or more of its Affiliates identified on Schedule 8.7 of the Disclosure Letter (“Employees”).  Such offers will be extended no later than three business days following the date of this Agreement and will be conditioned on the occurrence of, and effective, as of the Closing.  The employees from Schedule 8.7 of the  Disclosure Letter to whom Purchaser is obligated to offer employment and who accept such employment, are referred to collectively herein as the “Transferred Employees.”  Each Employee who is receiving disability benefits from a program sponsored by Seller or any of its Affiliates shall not become an employee of Purchaser or a Transferred Employee for purposes of this Agreement unless and until such Employee recovers from disability and is able to return to work, and, when used in this Section and applied to such Employee or Transferred Employee, as applicable, the “Closing” or “Closing Date” shall mean the date such Employee commences employment with Purchaser. Purchaser shall reimburse Seller for all costs of the disability benefits provided to any Employee from the Closing until the date the Employee commences employment with Purchaser described in the preceding sentence promptly, but no more than 30 days, after receiving an invoice from Seller detailing such costs; provided, that, the reimbursement for each Employee shall be limited to the actual amount of disability benefits actually paid under Seller’s current short term disability plan or program.

Seller and Purchaser agree to cooperate in good faith to facilitate the extension of offers as described herein.

(b)           Continuation of Compensation and Benefits.  Purchaser shall (i) provide each Transferred Employee with a position, the initial principal location of which must be not more than 30 miles from such Transferred Employee’s location immediately prior to the Closing without the Transferred Employee’s prior consent, (ii) for at least one year after the Closing, provide each Transferred Employee with (A) base salary and base wages substantially similar to the base salary and base wages of similarly situated employees of Purchaser and its Affiliates, (B) commission opportunity and bonus targets substantially similar to those of similarly situated employees of Purchaser and its Affiliates and (C) benefits substantially similar to those of similarly situated employees of Purchaser and its Affiliates.

(c)           Severance Arrangements.

(i)         Notwithstanding anything to the contrary contained in Section 8.7, Purchaser agrees that any Transferred Employee whose employment with Purchaser or its Affiliates is terminated during the nine-month period after the Closing, (A) by Purchaser or any of its Affiliates without cause or (B) by the Transferred Employee if Purchaser or any Affiliate without the Transferred Employee’s prior consent changes such Transferred Employee’s principal work location by more than 30 miles from such Transferred Employee’s location immediately prior to Closing, shall be eligible to receive, from Purchaser or its Affiliates, severance payments and benefits that are no less favorable than those set forth on Schedule 8.7 of the Disclosure Letter.  Seller agrees to reimburse Purchaser for 50% of the severance payments and benefits described in the preceding sentence promptly, and in no event more than 30 days, following receipt of an invoice from Purchaser detailing same.

(ii)        Seller shall be responsible for, and shall indemnify and hold harmless Purchaser and its Affiliates against, all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties (including reasonable fees for outside counsel, accountants and other outside consultants) suffered or incurred by Purchaser or any of its Affiliates and relating to or arising out of the (A) employment of the Transferred Employees prior to the Closing or (B) the employment of any employee of Seller who is not a Transferred Employee for all periods prior to and following Closing.

(d)           Benefit Eligibility, Service Credit and Similar Matters.  Immediately following the Closing, all Transferred Employees shall be eligible to participate in all retirement, pension, severance and other welfare and fringe benefit plans and programs of the Purchaser and its Affiliates (the “Purchaser Plans”) on the same basis as similarly situated employees of Purchaser and its Affiliates.  Transferred Employees shall (i) receive credit for all service with Seller and its Affiliates and their respective predecessors for purposes of (A) eligibility and vesting in any Purchaser Plan that is a qualified, defined contribution employee pension benefit plan, including, for the avoidance of doubt, for purposes of vesting in any employer match or profit sharing contribution under such plan, and (B) benefit accrual in all paid-time-off plans but not for purposes of any severance plans, and (ii) have waived any applicable pre-existing condition, limitation, waiting period, exclusion or any actively-at-work requirement for any Purchaser Plan that is an employee welfare benefit plan.  From the Closing and through and including the date that Transferred Employees become eligible to participate in Purchaser employer sponsored group health plans, Transferred Employees shall continue to participate in the Employee Plans that correspond to such Purchaser Plans under COBRA, and Seller shall bear all costs and indemnify Purchaser for all losses associated with such continuation.  Welfare and fringe benefit plan claims incurred by Transferred Employees or their covered dependents on or after the Closing Date shall be the responsibility of Purchaser, its Affiliates and their applicable employee benefit plans, except to the extent such claims are covered under COBRA for the period from the Closing through and including the date that Transferred Employees become eligible to participate in Purchaser employer sponsored group health plans.

(e)           Other Provisions.  The parties to this Agreement acknowledge and agree that no provision of this Agreement shall be construed to (i) create any right to any compensation or benefits whatsoever on the part of any future, present or former employee of Seller, Purchaser or any of their respective Subsidiaries or Affiliates; (ii) guarantee employment for any period of time or preclude the ability of Seller, Purchaser or any of their respective Subsidiaries or Affiliates, to terminate any employee or independent contractor for any reason at any time; or (iii) constitute an amendment to any Employee Plan or other employee benefit or compensation plans or arrangements.  Nothing in this Section 8.7 or elsewhere in this Agreement shall be deemed to make any employee, former employee, independent contractor (or any beneficiary or dependent thereof) a third party beneficiary of this Section 8.7, or this Agreement or any rights relating hereto.

8.8              Certain Filings.  As promptly as practicable following the execution and delivery of this Agreement, but in any event no later than seven (7) business days after such execution, Seller and Purchaser shall each prepare and file any applications, notifications, reports or other filing (other than Internal Revenue Service Form 8594 and other income tax filings) with any Governmental Authority required in connection with the transactions contemplated hereby, including any filings and applications required under the HSR Act.  Seller and Purchaser will promptly furnish to the other such necessary information and reasonable assistance as the other may request in connection with the preparation of any filings referenced in the previous sentence.  The fees relating to the filings required by the HSR Act shall be shared equally by Purchaser, on the one hand, and Seller, on the other hand.  Each of the parties shall promptly notify the other of any communication it or any of its Affiliates receives from any Governmental Authority relating to any filing made or actions taken pursuant to this Section 8.7.  Each of the parties shall provide the other with the opportunity to review and comment on all applications, petitions, pleadings and arguments to be filed by such party with any Governmental Authority pursuant to this Section 8.7.  No party shall consent to any voluntary extension of any statutory deadline or waiting period or to any voluntary delay of the transactions contemplated by this

Agreement at the behest of any Governmental Authority without the consent of the other party to this Agreement.

8.9              Certain Inventory.  Seller shall use its commercially reasonable efforts to liquidate any inventory of products under Monet Trademarks not later than April 1, 2012; provided, that any such liquidation shall be effected exclusively through The TJX Companies Inc. and/or Ross Stores retail outlets in the Monet Territory.

8.10            Right to Set-Off Amounts under this Agreement.  Each of Purchaser and Seller shall have the right, but not the obligation, to set-off against any and all amounts payable by the other party under this Agreement and the other Transaction Documents, other than the Purchase Price and the Deposit (as defined in the Brand Option Agreement), which Purchaser and Seller expressly acknowledge and agree shall not be subject to set-off.  From time to time if a party elects to exercise its set-off rights hereunder, it must give the other party written notice of such election no later than five (5) business days prior to the date such payment was due and payable in accordance with the terms of this Agreement or a Transaction Document, as the case may be, and reasonable detail regarding the amount and circumstances of the payment or claim that the party believes in good faith entitles it to exercise its set-off rights.  The amount otherwise due under this Agreement or a Transaction Document shall automatically be reduced by the amount set forth in such notice on the date such payment was due and payable in accordance with the terms of this Agreement or a Transaction Document.

8.11            Early Termination Options for Reverse License.  At any time on or after August 1, 2012, Purchaser may terminate the Reverse License granted pursuant to Section 8.2(a)(i) hereof to use the Acquired Trademark “Lizwear” (a “Lizwear Termination”) or the Acquired Trademarks “Liz Claiborne New York” or “LCNY” (a “LCNY Termination”) by (i) providing written notice to Seller no later than the notice date specified in Schedule 8.11 of the Disclosure Letter that is applicable to the effective date for either the Lizwear Termination or the LCNY Termination, and (ii) paying to Seller the amount set forth in Schedule 8.11 of the Disclosure Letter on or before the effective date of the termination for the Lizwear Termination or the LCNY Termination (as applicable).  Effective immediately upon the effective date of the Lizwear Termination, Seller shall assign, and Purchaser shall assume, all of Seller’s rights and obligations under any outstanding purchase orders or Contracts with third parties for the sale of Lizwear-branded products (to the extent any such purchase orders or Contracts are in effect as of the effective date of the Lizwear Termination).  Effectively immediately upon the effective date of the LCNY Termination, Seller shall assign, and Purchaser shall assume, all of Seller’s rights and obligations under the QVC Agreement (to the extent the QVC Agreement is in effect as of the effective date of the LCNY Termination).  Notwithstanding the Lizwear Termination or the LCNY Termination, the Reverse License granted pursuant to Section 8.2(a)(iv) shall survive either such termination such that the “Lizwear,” “Liz Claiborne New York” and “LCNY” trademarks shall remain licensed pursuant to any Third Party Licenses that provides rights in and to such trademarks for the remainder of the term of the Third Party Licenses.

8.12            Future Fashions Agreement.  The Parties agree and acknowledge that it is their intention that the Future Fashions Agreement, as it relates to the Liz Trademarks included in the Acquired Intellectual Property, shall be assigned to Purchaser.  In order to assign solely the portion of the Future Fashions Agreement that relates to the Liz Trademarks included in the Acquired Intellectual Property, the Future Fashions Agreement must be amended to divide the trademark rights granted to Future Fashions thereunder.  To the extent that Future Fashion’s consent to divide the Future Fashions Agreement is not obtained prior to Closing, Purchaser shall determine, in its sole discretion, and shall instruct Seller to either (a) assign the Future Fashions Agreement in its entirety to Purchaser and simultaneously grant Purchaser a license to the “Axcess” trademark in order to sublicense such trademark to Future Fashions, on customary terms and conditions which shall include terms to ensure the quality control of the “Axcess” trademark; or (b) retain the Future Fashions Agreement, in which case the Future Fashions Agreement shall be treated as a Third Party License for all purposes hereunder (including the Reverse License set forth in Section 8.2(a)); provided, however, that if Seller retains the Future Fashions Agreement, it shall beneficially assign to Purchaser the economic benefits and burdens generated pursuant to the Future Fashions Agreement solely as related to the Liz Trademarks included in the Acquired Intellectual Property and licensed thereunder and shall not revise, alter or amend any of the terms in the Future Fashions Agreement beneficially assigned to Purchaser without the prior written consent of Purchaser.

ARTICLE 9

SURVIVAL; INDEMNIFICATION

9.1              Survival.  The representations and warranties of Seller and Purchaser contained in this Agreement shall survive the Closing, provided, that the representations and warranties of Seller in Sections 7.6 and 7.8 through 7.13 shall only survive until the eighteen (18) month anniversary of the Closing, at which time each such representation and warranty shall be extinguished and no claims may be asserted against Seller or Purchaser, as the case may be, in respect thereof; provided, however, that claims first asserted in writing and in good faith with specificity within the period referred to above shall not thereafter be time-barred.  The agreements of Purchaser and Seller contained in this Agreement to be performed at or after Closing shall survive the Closing in accordance with their terms or, if no term is specified, indefinitely.  The covenants and agreements of Seller and Purchaser contained in this Agreement to the extent to be complied with or performed prior to Closing shall survive the Closing until the one (1) year anniversary of the Closing; provided that claims first asserted in writing and in good faith with specificity within the period referred to above shall not thereafter be time-barred.

9.2              Indemnification.  Subject to the provisions of this Article 9, from and after the Closing, Seller shall indemnify and hold harmless Purchaser and its Affiliates from and against all claims, losses, demands, and expenses, including the reasonable, out-of-pocket fees of counsel, but which shall not include any amounts in respect of lost profits or indirect, special, punitive, incidental or consequential damages (collectively referred to as “Claims”), which may be made or brought against Purchaser or which it may suffer or incur as a result of or arising out of any breach of any representation, warranty, covenant or agreement of Seller contained in this Agreement.  In connection with Seller’s indemnification obligations under this Agreement, including Section 2.4, the parties agree that: (a) Purchaser shall notify Seller within thirty (30) days of the date of its receipt of any third-party Claim or its determination that it wishes to make a Claim, as the case may be, provided, that the failure to so notify Seller shall not relieve Seller of its obligations hereunder, except to the extent that Seller is actually prejudiced by such failure to notify, (b) Seller shall have the right to conduct and control, through counsel of their choosing that is reasonably acceptable to Purchaser, the defense, compromise and settlement of any third-person Claim against the Purchaser (provided, that (i) Purchaser shall co-operate reasonably in connection therewith and shall furnish such records, information and testimony and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested by Seller in connection therewith, (ii) Seller shall not be entitled to settle or compromise any such Claim without the consent of Purchaser, unless the settlement or compromise involves no damages or relief other than the payment of monetary damages that are subject to this Section 9.2) and no admission of guilt by Purchaser or its Affiliates) and (c) Purchaser shall not settle or compromise any Claim without the prior written consent or agreement of Seller (it being agreed that upon any breach by Purchaser of this proviso, Purchaser shall waive any right to indemnity therefor hereunder). Notwithstanding anything to the contrary in this Agreement, (x) the maximum aggregate amount of Claims required to be paid or indemnified by Seller pursuant to this Section 9.2 shall not exceed the amount of the Purchase Price paid to Seller at Closing, other than with respect to indemnification for Excluded Liabilities, which shall not be subject to such cap and (y) any Claims required to be paid by Seller under this Section 9.2 shall be net of any proceeds received by Purchaser under any applicable third party insurance policy or any amounts received or receivable by Purchaser under any applicable third party indemnification agreements and (iii) Seller shall have no liability to Purchaser for any Claim arising as a result of or in connection with or related to any breach by Seller of any representation, warranty, covenant or agreement contained in this Agreement or in any certificate or document delivered in connection herewith, in each case if Purchaser or any of its Affiliates or representatives had knowledge of such breach, which knowledge was based on a written communication from a third party, as of the date hereof.  Notwithstanding any other provision of this Agreement, Purchaser shall not be deemed to have knowledge for purposes of any indemnification under this Agreement of any item included in the Disclosure Letter Update.  Without limiting the foregoing, Purchaser shall use its reasonable efforts to mitigate its losses and to seek available third party indemnification and insurance claims prior to seeking indemnification hereunder.  Except as otherwise provided in Section 10.10, Purchaser and its Affiliates shall not, and shall not have the right to, assert or pursue any Claim, or institute or cause any litigation or other proceeding, at law or in equity, against Seller or any of its Affiliates or any of their respective Properties for any breach of any representation, warranty, covenant or agreement contained in this Agreement or in any certificate or document delivered in connection herewith, other than in accordance and compliance with the provisions of this Section 9.2.  Any subsequent recoveries by Purchaser under any insurance policy of amounts paid to Purchaser under this Section 9.2 shall be tendered by Purchaser to Seller.

ARTICLE 10

MISCELLANEOUS

10.1            Governing Law.  This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of New York, without regard to the provisions thereof regarding conflicts of law that would result in the application of the laws of other jurisdictions.

10.2            WAIVER OF JURY TRIAL.  EACH PARTY HERETO WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

10.3            Severability.  Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.  If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

10.4            Entire Agreement.  This Agreement supersedes any and all oral or written agreements and understandings heretofore made relating to the subject matter hereof and this Agreement, together with the other Transaction Documents, contains the entire agreement of the parties hereto relating to the subject matter hereof.  Exhibits and Schedules, including the Disclosure Letter, and attachments to this Agreement are incorporated into this Agreement by reference and made a part hereof.

10.5            Waiver.  No consent or waiver, express or implied, by any party to or of any breach or default by any other party in the performance by such other party of its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance by such other party of the same or any other obligation of such party hereunder.  Failure on the part of any party to complain of any act or failure to act of the another party or to declare such other party in default, irrespective of how long such failure continues, shall not constitute a waiver by such party of its rights hereunder.  No consent or waiver shall, except as otherwise specifically provided in this Agreement, be effective unless it is in writing and is signed by or on behalf of both parties.

10.6            Binding Agreement; Assignment.  This Agreement shall be binding upon and inure to the benefit of the parties and their successors and permitted assigns.  This Agreement, and the rights and obligations hereunder, may not be assigned by either party without the prior written consent of the other party, except (i) to an Affiliate of such party for so long as such Person remains an Affiliate of such party, or (ii) in connection with the sale of all or substantially all of the business or assets to which this Agreement relates provided that such assignee agrees in writing to be bound by all of the applicable terms and conditions of this Agreement.

10.7            Notices.  Any notice or other communication required or permitted pursuant to this Agreement shall be effective only if it is in writing and delivered personally, by facsimile transmission, by a national overnight courier service or by registered or certified return-receipt mail, postage prepaid addressed as follows:

If to Seller to:

Liz Claiborne, Inc.
1441 Broadway
New York City, NY 10018

with a copy (which shall not constitute notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10019-6064
Attention:   Robert B. Schumer

Kelley Parker

Facsimile:  (212) 757-3990

If to Purchaser to:

J. C. Penney Corporation, Inc.
6501 Legacy Drive
Plano, TX 75024

Attention:   General Counsel

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
4 Times Square
New York, NY 10024
Attention:   Ann Beth Stebbins

Bruce Goldner

Facsimile:  (212) 735-2000

or to such other person or address as any such party may designate by notice to the other party.  Notice shall be deemed to be given on the date of delivery when personally delivered, upon receipt of a legible copy when transmitted by facsimile or five (5) days after posting by certified mail with postage prepaid.

10.8            Independent Contractor.  Nothing in this Agreement shall create any joint venture, franchisee-franchisor or principal-agent relationship between Seller and Purchaser.

10.9            No Third Party Beneficiaries.  This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.  Nothing contained in this Agreement, express or implied, is intended to or shall confer upon any person other than the parties hereto and their respective successors and permitted assigns, any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

10.10          Remedies.  Except as otherwise provided herein, no remedy herein conferred or reserved is intended to be exclusive of any other available remedy or remedies, and each and every remedy shall be cumulative and shall be in addition to every remedy under this

Agreement or now or hereafter existing at law or in equity.  Notwithstanding the foregoing, indemnification as expressly provided in Section 2.4, Section 8.7(c)(ii) and Section 9.2 shall be the exclusive remedy of the Purchaser for any breach by Seller of any representation, warranty or covenant contained in this Agreement, or in any certificate delivered pursuant hereto, except that if any of the provisions of Section 8.2 or Section 8.12 are not performed in accordance with their terms or are otherwise breached, the Parties shall be entitled to seek specific performance of the terms thereof in addition to any other remedy available under this Agreement. Except as otherwise provided in this Section 10.10, Seller and its Affiliates shall not have any Liability, whether for indemnification, contribution, or any other obligation, for any losses, damages, claims or Liabilities that Purchaser and its Affiliates may suffer or incur resulting from or by reason of, or arising out of or in connection with the subject matter of this Agreement or the transactions contemplated hereby, and except with respect to Seller’s obligations under Section 8.7(c)(ii), Purchaser shall not avoid the limitations on liability set forth in Section 9.2 by seeking damages for breach of contract or tort or pursuant to any other theory of liability.

10.11          No Additional Representations.  EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, ALL OF THE ACQUIRED ASSETS (A) ARE SOLD TO PURCHASER ON AN “AS IS, WHERE IS” CONDITION, WITHOUT RECOURSE AND (B) IN ALL CASES ARE SOLD WITHOUT ANY OTHER REPRESENTATION OR WARRANTY, EXPRESSED OR IMPLIED, INCLUDING ANY IMPLIED REPRESENTATION OR WARRANTY AS TO MERCHANTABILITY, FITNESS FOR ANY PARTICULAR PURPOSE OR COLLECTABILITY WITH RESPECT TO THE ACQUIRED ASSETS OR THE ACCURACY OR COMPLETENESS OF ANY INFORMATION REGARDING THE ACQUIRED ASSETS OR ASSUMED LIABILITIES FURNISHED OR MADE AVAILABLE TO THE PURCHASER OR ANY OTHER PERSON.  EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER SELLER NOR ANY OF ITS AFFILIATES SHALL HAVE OR BE SUBJECT TO ANY LIABILITY TO PURCHASER OR ANY OTHER PERSON UNDER THIS AGREEMENT OR OTHERWISE RESULTING FROM THE DELIVERY TO PURCHASER OR ANY OTHER PERSON, OR PURCHASER’S OR ANY OTHER PERSON’S USE, OF ANY INFORMATION DESCRIBED IN THE PRECEDING SENTENCE.

10.12          Amendments.  Except as otherwise provided herein, this Agreement may be amended only by an instrument in writing signed by both of the parties hereto.

10.13          Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument and shall become effective when one or more counterparts have been signed by each party hereto and delivered to the other party hereto.

10.14          Definitions; Sections and Headings.  The headings used in this Agreement are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.  Words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires. All references in this Agreement to Exhibits, Schedules, Articles, Sections, subsections and other subdivisions refer to the corresponding Exhibits, Schedules, Articles, Sections, subsections and other subdivisions of or to this Agreement unless expressly provided otherwise.  All references in the Disclosure Letter to any agreement, document, instrument or report shall be deemed to be a reference to such agreement, document, instrument or report in its entirety, including all amendments, modifications and attachments thereto, and any attachments to the Disclosure Letter and the contents of any agreement, document, instrument or report referred to in the Disclosure Letter shall be deemed to be incorporated by reference into the Disclosure Letter, but only to the extent that such agreement, document, instrument or report has been provided to Purchaser upon Purchaser’s request.  The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited.  The words “this Article,” “this Section” and “this subsection,” and words of similar import, refer only to the Article, Section or subsection hereof in which such words occur.  The word “or” is disjunctive but not necessarily exclusive, and the word “including” (in its various forms) means “including without limitation”.  Each of the parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and that they have participated substantially in the negotiation and drafting of this Agreement and, accordingly, each party hereby disclaims any defense or assertion in any action or proceeding and waives the application of any applicable law or rule of construction providing that any ambiguity in this Agreement should be construed against the draftsperson.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties have caused their duly authorized officers to execute this Agreement as of the day and year first above written.

LIZ CLAIBORNE, INC.

By:	/s/
Name:	Nicholas Rubino
Title:	Senior Vice President, Chief Legal Officer, General
Counsel, Corporate Secretary

J. C. PENNEY CORPORATION, INC.

By:	/s/
Name:	Michael Dastugue
Title:	Executive Vice President, Chief Financial Officer

Solely for purposes of Section 2.6:

J. C. PENNEY COMPANY, INC.

By:	/s/
Name:	Michael Dastugue
Title:	Executive Vice President, Chief Financial Officer

Signature Page to Purchase Agreement

•              Exhibit A

Liz Jewelry Wholesale Agreement

•              Exhibit B

Monet Jewelry Wholesale Agreement

•              Exhibit C

TRADEMARK ASSIGNMENT

This Trademark Assignment (this “Assignment”) is made and entered into as of                    , 20     by [              ], a [jurisdiction] [type of entity] (“Assignor”),(1) in favor of [              ], a [jurisdiction] [type of entity] (“Assignee”).  Capitalized terms used but not defined herein have the meanings assigned to them in that certain Purchase Agreement dated as of [October]     , 2011  (as amended, the “Purchase Agreement”) between Assignor and Assignee.

Pursuant to the Purchase Agreement, Assignor has agreed to assign, convey and transfer to Assignee all of its right, title and interest in and to certain trademarks, including, without limitation, the registered trademarks and trademark applications listed on Schedule 1 attached hereto (the “Assigned Trademarks”), together with the goodwill of Assignor’s business to the extent connected with, and symbolized by, the Assigned Trademarks.

The parties wish to execute this Assignment for purposes of recording the assignment and transfer of the Assigned Trademarks from Assignor to Assignee pursuant to the Purchase Agreement with the United States Patent and Trademark Office and all applicable foreign intellectual property offices, as may be necessary or desirable to effectuate, record and perfect the assignment and transfer of the Assigned Trademarks from Assignor to Assignee.

In consideration of the promises and the mutual representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.             Assignor hereby assigns, conveys and transfers to Assignee all of its right, title and interest in and to:

(a)           the Assigned Trademarks solely in the United States (including any state thereof and the District of Columbia) and Puerto Rico (the “Territory”);

(b)           the trademark registrations and applications for registration of trademarks in the Territory for the Assigned Trademarks listed on Schedule 1 attached hereto;

(c)           the goodwill of Assignor’s business to the extent connected with, and symbolized by, the Assigned Trademarks in the Territory; and

(1)           Note to Draft:  To the extent that L.C. Licensing holds any of the trademarks, it will be a party to the trademark assignment documents for recordation.

(d)           all rights, claims and privileges related to any of the Assigned Trademarks in the Territory, including, without limitation, (i) the right to prosecute applications for registration of trademarks in the Territory and maintain trademark registrations for the Assigned Trademarks in the Territory and (ii) the right to sue and recover for, and the right to the profits or damages due or accrued arising out of or in connection with any and all past, present or future infringements or passing off or dilution of or damage, degradation or injury to the Assigned Trademarks in the Territory.

2.             Assignor hereby acknowledges and agrees that from and after the date hereof, Assignee shall be the exclusive owner of all of Assignor’s right, title and interest in and to the Assigned Trademarks.

3.             As further set forth in the Purchase Agreement, Assignor shall, at Assignee’s reasonable request, take such further action and execute such additional agreements and instruments as may be necessary to effect and perfect the assignment contemplated hereby.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Assignment to be duly authorized and executed as of the date hereof.

LIZ CLAIBORNE, INC.

By:
Name:
Title:

J. C. PENNEY CORPORATION, INC.

By:
Name:
Title:

Schedule 1

Assigned Trademarks

Mark	Jurisdiction	App. No.	Reg. No

•              Exhibit D

Occupancy Agreement

•              Exhibit F

Domain Name Assignment Agreement